Exhibit 99.2

To: Shareholders, Employees and Friends

July 25, 2007

Hudson Highland Group 2007 Second Quarter Financial Results

Consolidated Results—Second Quarter

The company today announced its strongest second quarter adjusted EBITDA and EBITDA results since its inception. This follows the strongest first quarter results announced last quarter, and represents four consecutive quarters of positive momentum.

The company reported revenue of $348.9 million, gross margin of $137.6 million, adjusted EBITDA of $13.2 million and EBITDA of $11.7 million, including $1.5 million of restructuring charges to be discussed later. Compared with the second quarter of 2006, revenue declined 1 percent, gross margin increased 7 percent, adjusted EBITDA increased 43 percent and EBITDA increased 37 percent. Gross margin percentage was 39.4 percent, up from 36.5 percent in the prior year period. Temporary contracting gross margin was 18.6 percent, up from 17.9 percent a year ago. The primary contributors to the improved gross margin and EBITDA results were Europe and Asia Pacific, while the Americas business reduced its EBITDA loss from the prior year period.

On a constant currency basis, revenue was down 7 percent while gross margin remained essentially constant to prior year due to actions taken to exit lower margin businesses and reposition our value proposition with clients. Approximately half of the improvement in adjusted EBITDA and EBITDA resulted from currency gains.

In 2006 and early 2007, we divested two operations in the UK as part of the successful execution of our strategy to exit lower margin contract business. Combined revenue, gross margin and EBITDA for the second quarter of 2006 from these businesses were $6 million, $1 million and $0.4 million respectively, or 2 percent of revenue, 1 percent of gross margin and 5 percent of EBITDA, respectively.

Consolidated net income was $3.2 million in the quarter, compared with $2.2 million in the second quarter of 2006. Basic and diluted earnings per share in the quarter were $0.13 and $0.12, respectively, compared with $0.09 per basic and diluted share in the year-ago period.

Recent Events

Strategic Update

For 2007, we are continuing to execute our strategy of repositioning the business to focus on specialized professional resources to drive performance toward our long-term profitability goal of 7-10 percent EBITDA margins. Following divestitures in the second half of 2006 of the

Scottish Industrial business (2005 revenue of $12 million), Highland Partners (2005 revenue of $63 million), and our UK Office Support business (2006 revenue of $10 million) in January 2007, we completed an acquisition in May 2007 of an IT recruitment business, Tony Keith Associates (TKA). TKA has operations in three major cities in China, and we expect this business to help us solidify our position and expand our presence in the Asian market.

Restructuring Charge

We reported a $1.5 million addition to the restructuring charge for our 2006 program in the second quarter of 2007, primarily relating to our former New York location; this additional charge was partially offset by some recoveries on prior restructuring actions. While our intention was to sublet the property and offset any charge by the sublease income generated, the landlord recaptured the property and released us from any future lease-related obligations. This action by the landlord required us to charge various expenses in this quarter rather than over the life of the sublease. For the 2006 restructuring program in total, we have spent $11 million and expect no further material charges related to this initiative. As a result of this program, we have reduced our cost structure and improved profitability.

Update on PeopleSoft

Our work to stabilize the PeopleSoft system in North America was substantially complete by the end of the second quarter. We believe that greater stability in the PeopleSoft application has allowed us to achieve a steadier performance in North America, especially in terms of management reporting and financial operations. With this work completed, we expect to see an immediate cost reduction. In addition, we will start to address the costs presently in place to handle the manual work-arounds and back up procedures.

Regional Review

Hudson Americas

Revenue in the second quarter decreased 11 percent causing a subsequent decline in gross margin dollars of 10 percent when compared with the same quarter in prior year. Gross margin declined in both the temporary contracting and permanent recruitment businesses. Temporary gross margin increased to 19.3 percent from 18.4 percent, while overall gross margin as a percentage of revenue remained relatively unchanged from prior year.

In terms of temporary contracting practice group results, Legal was particularly affected, with revenue down 12 percent and gross margin down 16 percent over 2006 due primarily to an unexpected early termination of a large project. IT reported a revenue shortfall of 12 percent, but improved gross margin by 8 percent over prior year on more normalized temporary contracting margins. Financial Solutions experienced revenue and gross margin declines of 17 percent and 18 percent, respectively, against prior year. In Energy, revenue fell 4 percent while gross margin increased 3 percent. Aerospace & Defense results were down 10 percent in revenue and 6 percent in gross margin.

Permanent recruitment gross margin dollars declined 25 percent in the quarter compared with prior year. Permanent recruitment represented approximately 26 percent of Hudson Americas’ gross margin in the quarter, down from 31 percent in the prior year period.

Hudson Americas reported an adjusted EBITDA loss of $0.8 million in the second quarter, an improvement from a loss of $1.4 million in the prior year. On an EBITDA basis, the group reported a loss of $0.7 million, compared with a loss of $1.7 million in the second quarter of 2006, due primarily to a decline in gross margin offset by savings in selling, general and administrative costs. The prior year’s EBITDA loss also included $0.3 million in restructuring charges primarily relating to the 2006 program.

Hudson Europe

Hudson Europe revenue increased 3 percent in the second quarter, while gross margin increased 15 percent and EBITDA increased 36 percent. In constant currency, revenue declined 5 percent while gross margin increased 6 percent from the prior year. The revenue from the businesses we divested is equivalent to 5 percentage points of growth and the gross margin is equivalent to 3 percentage points of growth.

Continuing strength in permanent recruitment, up over 20 percent from the prior year, drove gross margin growth in the quarter. The talent management business contributed 22 percent gross margin growth over prior year. These improvements were partially offset by lower temporary contracting volume in the UK, following the strategic divestiture of the lower margin Office Support business in the first quarter of 2007 and the Scottish Industrial business in the third quarter of 2006. European temporary contracting margin improved to 19.8 percent from 19.2 percent on higher contributions from our Balance entity.

Hudson Europe achieved adjusted EBITDA and EBITDA of $10.9 million in the second quarter, up from $8.0 million in the same quarter last year. Adjusted EBITDA equaled EBITDA in both quarters with no material restructuring charges in the region in either period. EBITDA reached 8.7 percent of revenue compared with 6.6 percent in the second quarter last year. Strong EBITDA contributions in the quarter came from the UK, Belgium, Balance in the Netherlands, France and Spain.

Hudson Asia Pacific

Hudson Asia Pacific revenue increased 5 percent, gross margin increased 9 percent and EBITDA increased 2 percent in the second quarter of 2007. In constant currency, revenue decreased 6 percent, gross margin decreased 1 percent. The decline in revenue was mainly in Australia as a result of the deliberate decision to exit lower margin contract business. Australia’s results against prior year also benefited from gross margin growth in permanent recruitment and expense savings. In New Zealand, revenue was flat while gross margin was 5 percent below prior year on strength in temporary contracting against slightly weaker permanent recruitment. In Asia, gross margin was down 6 percent from prior year on continuing weakness in Japan, countered by gains in Hong Kong.

Hudson Asia Pacific generated $9.6 million in EBITDA, or 8.2 percent of revenue, compared with $9.4 million, or 8.5 percent of revenue a year ago.

Corporate

Corporate expenses were lower in the second quarter of 2007 compared with prior year due to lower professional fees and compensation costs.

Cash Management

Cash flow from operations in the second quarter of 2007 was a source of $20.0 million compared with a source of $2.2 million in the second quarter of 2006 and a source of $8.4 million in the second quarter of 2005. Continued focus on cash and working capital has led to improved cash flow from operations in recent quarters. Net cash at the end of the second quarter of 2007 was $56.7 million.

The company made two earn out payments in the second quarter of 2007 totaling $3.2 million, of which $3.1 million related to the Balance acquisition. In July, the company paid $30.5 million in cash earn out payments for its JMT acquisition. This represents the last earn out payment on this acquisition and is commensurate with the performance of the acquired business.

Guidance

The company currently expects third quarter 2007 revenue of $340 - $355 million at prevailing exchange rates and adjusted EBITDA of $9 - $12 million. This compares with revenue of $352.5 million and adjusted EBITDA of $12.1 million in the third quarter of 2006.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the company’s history of negative cash flows and operating losses may continue; the ability of clients to terminate their relationship with the company at any time; the impact of global economic fluctuations on temporary contracting operations; risks and financial impact associated with acquisitions and dispositions of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; restrictions imposed by blocking arrangements; exposure to employment-related claims and limits on insurance coverage related thereto; government regulations; restrictions on the company’s operating flexibility due to the terms of its credit facility. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended June 30, 2007 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$106,615	$125,745	$116,501	$—	$348,861

Gross margin	$25,962	$64,488	$47,153	$—	$137,603

Adjusted EBITDA (2)	$(751)	$10,886	$9,617	$(6,548)	$13,204
Business reorganization expenses	(7)	(7)	17	1,575	1,578
Merger and integration recoveries	(42)	—	—	—	(42)

EBITDA (2)	(702)	10,893	9,600	(8,123)	11,668
Depreciation and amortization	1,180	1,714	992	66	3,952

Operating income (loss)	$(1,882)	$9,179	$8,608	$(8,189)	$7,716

For the Three Months Ended June 30, 2006 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$119,145	$122,062	$110,877	$—	$352,084

Gross margin	$28,971	$56,225	$43,430	$—	$128,626

Adjusted EBITDA (2)	$(1,416)	$7,972	$9,541	$(6,845)	$9,252
Business reorganization expenses (recoveries)	250	(57)	152	313	658
Merger and integration expense	72	—	—	—	72

EBITDA (2)	(1,738)	$8,029	9,389	(7,158)	8,522
Depreciation and amortization	1,313	1,776	771	168	4,028

Operating income (loss)	$(3,051)	$6,253	$8,618	$(7,326)	$4,494

(1)	Note – 2007 and 2006 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Six Months Ended June 30, 2007 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$219,419	$247,753	$219,588	$—	$686,760

Gross margin	$53,032	$123,511	$86,940	$—	$263,483

Adjusted EBITDA (2)	$(882)	$18,133	$15,565	$(12,798)	$20,018
Business reorganization expenses	722	2,440	31	1,501	4,694
Merger and integration recoveries	(42)	—	—	—	(42)

EBITDA (2)	(1,562)	15,693	15,534	(14,299)	15,366
Depreciation and amortization	2,329	3,367	1,884	181	7,761

Operating income (loss)	$(3,891)	$12,326	$13,650	$(14,480)	$7,605

For the Six Months Ended June 30, 2006 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$229,750	$238,203	$211,415	$—	$679,368

Gross margin	$51,826	$107,190	$80,291	$—	$239,307

Adjusted EBITDA (2)	$(7,391)	$13,522	$14,273	$(14,767)	$5,637
Business reorganization expenses (recoveries)	250	(57)	152	313	658
Merger and integration expense	72	—	—	—	72

EBITDA (2)	(7,713)	13,579	14,121	(15,080)	4,907
Depreciation and amortization	2,819	3,515	1,546	333	8,213

Operating income (loss)	$(10,532)	$10,064	$12,575	$(15,413)	$(3,306)

(1)	Note – 2007 and 2006 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.

HUDSON HIGHLAND GROUP, INC.

(in thousands)

For the Three Months Ended September 30, 2006 (1)	Total
Adjusted EBITDA (2)	$12,122
Business reorganization expenses	2,090
Merger and integration (recoveries)	14

EBITDA (2)	10,018
Depreciation and amortization	3,868

Operating income	$6,150

(1)	Note – 2007 and 2006 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended June 30,
	2007 (1)			2006 (1)
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$106,615	$(22)	$106,593	$119,145
Hudson Europe	125,745	(9,455)	116,290	122,062
Hudson Asia Pacific	116,501	(11,871)	104,630	110,877

Total	348,861	(21,348)	327,513	352,084
Direct costs:
Hudson Americas	80,653	(5)	80,648	90,174
Hudson Europe	61,257	(4,695)	56,562	65,837
Hudson Asia Pacific	69,348	(7,612)	61,736	67,447

Total	211,258	(12,312)	198,946	223,458
Gross margin:
Hudson Americas	25,962	(17)	25,945	28,971
Hudson Europe	64,488	(4,760)	59,728	56,225
Hudson Asia Pacific	47,153	(4,259)	42,894	43,430

Total	$137,603	$(9,036)	$128,567	$128,626

Selling, general and administrative (2)
Hudson Americas	$27,893	$(20)	$27,873	$31,699
Hudson Europe	55,316	(4,149)	51,167	50,030
Hudson Asia Pacific	38,528	(3,340)	35,188	34,660
Corporate	6,614	—	6,614	7,013

Total	$128,351	$(7,509)	$120,842	$123,402
Operating income (loss):
Hudson Americas	$(1,882)	$2	$(1,880)	$(3,051)
Hudson Europe	9,179	(613)	8,566	6,253
Hudson Asia Pacific	8,608	(917)	7,691	8,618
Corporate	(8,189)	—	(8,189)	(7,326)

Total	$7,716	$(1,528)	$6,188	$4,494

(1)	Note – 2007 and 2006 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Selling, general and administrative expenses include depreciation and amortization. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.